Execution Copy
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of May 30, 2008, by and between BioScrip, Inc., (the “Company”), and Richard H. Friedman (“Executive”).
WHEREAS, the parties wish to set forth in this Agreement all of the terms and conditions of Executive’s ongoing employment with the Company.
NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, restate their agreement as follows:
     1. Term. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment, for the period commencing on June 1, 2008 and continuing through and including May 31, 2011 (the “Initial Term”) as Chief Executive Officer, President and Chairman of the Board of Directors of the Company (the “Board”) unless sooner terminated in accordance with the provisions of Section 4 or Section 5; provided, however, that this Agreement shall be extended for up to four (4) additional one (1) year periods unless written notice of termination thereof is given by either party not less than three (3) months prior to the Initial Term or any of the successive one (1) year extensions thereto.
     2. Duties and Location. Executive, in his capacity as Chief Executive Officer, President and Chairman of the Board, shall faithfully perform for the Company the duties of said offices and positions and such other duties of an executive, managerial, or administrative nature as shall be specified and designated from time to time by the Board, to whom Executive shall directly report. The Executive shall devote all of his business time and effort to the performance of his duties hereunder, and shall be employed in Elmsford, New York, subject to travel from time to time as deemed necessary or appropriate. Notwithstanding the foregoing, the parties agree and acknowledge that if the parties mutually agree to establish one or more separate positions of Chief Operating Officer and/or President the occurrence of that event or events in and of itself shall not constitute “Good Reason” (as defined below) permitting Executive to exercise his rights under Section 5.2 (c) hereof.
     3. Compensation.
     3.1 Salary. The Company shall pay Executive during the Term a base salary of $850,000 per annum (the “Annual Salary”), in accordance with the customary payroll practices of the Company applicable to senior executives, in installments not less frequently than monthly.

     3.2 Benefits — In General. In accordance with policies then applicable to all Company employees with respect to benefits contribution, Executive shall be permitted during the Term to participate in the group life, hospitalization or disability insurance plans, health programs, pension and profit sharing plans, salary reviews, and similar benefits (other than bonuses and stock options or other equity-based compensation, which are provided for under Section 3.3 and 3.4 hereof, or severance, displacement or other similar benefits) which are of a type available from time to time to other senior executives of the Company generally, in each case to the extent that the Executive is eligible under the terms of such plans or programs.
     3.3 Annual Bonus. During the Term, Executive shall be entitled to receive a bonus each calendar year, payable in cash in accordance with, and subject to the terms and conditions of the Company’s then applicable short-term bonus or other cash incentive program (each, a “Bonus Program”). Executive’s target bonus award for each year will be 100% of his then base salary (the “Target Bonus Award”). Executive’s actual bonus award may range from a minimum amount of 0% to a maximum of 100% of his Target Bonus Award, will be determined by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”), and is contingent upon the attainment of performance goals reasonably established in good faith by the Committee based upon the recommendations of the Executive no later than 90 days after the commencement of each fiscal year. Any annual bonus compensation payable to the Executive shall be paid within 2 1/2 months following the end of the fiscal year to which such annual bonus relates.
     3.4 Equity-Based Grants. (a) While there shall be no minimum annual guaranteed grant, Executive shall participate in the Company’s equity (stock and stock option) plans and programs in a manner commensurate with his offices and positions. All equity-based grants previously awarded to Executive shall be unaffected by this Agreement and treated pursuant to the applicable plans’ terms and conditions except insofar as set forth in this Agreement.
     (b) Notwithstanding anything to the contrary contained in this Agreement, and in addition to any other equity-based grants contemplated hereby, as a special equity award, the Company grants Executive a one-time performance share award of 200,000 shares, subject to the achievement of the performance and time measurements set forth in Section 3.4(b)(i)—(iii) hereof:
     (i) as to twenty (20%) percent of such shares, on the later to occur of the satisfaction of the conditions set forth in (A) and (B) of this subparagraph: (A) the earlier to occur of (x) the closing price of the Common Stock as reported by NASDAQ equaling or exceeding $9.00 per share for twenty (20) consecutive trading days or (y) the Company achieving Earnings Before Interest, Taxes, Depreciation Amortization and Option Expense (“EBITDAO”) of at least $32,852,000 for any of the fiscal years ending December 31, 2008 through December 31, 2013, and (B) the first anniversary of the grant date (April 29, 2008); and

     (ii) as to thirty (30%) percent of such shares, on the later to occur of the satisfaction of the conditions set forth in (A) and (B) of this subparagraph: (A): the earlier to occur of (x) the closing price of the Common Stock as reported by NASDAQ equaling or exceeding $11.00 per share for twenty (20) consecutive trading days or (y) the Company achieving EBITDAO of at least $40,152,000 for any of the fiscal years ending December 31, 2008 through December 31, 2013, and (B) the first anniversary of the grant date; and
     (iii) as to fifty (50%) percent of such shares, on the later to occur of the satisfaction of the conditions set forth in (A) and (B) of this subparagraph: (A): the earlier to occur of (x) the closing price of the Common Stock as reported by NASDAQ equaling or exceeding $14.00 per share for twenty (20) consecutive trading days, or (y) the Company achieving EBITDAO of at least $51,103,000 for any of the fiscal years ending December 31, 2008 through December 31, 2013, and (B) the second anniversary of the grant date.
     3.5 Vacation.. Executive shall be entitled to vacation of 20 business days per calendar year, to be accrued and available in accordance with the policies applicable to senior executives of the Company generally.
     3.6 Expenses. The Company shall pay or reimburse Executive ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by Executive during the Term in the performance of Executive’s services under this Agreement, including, but not limited to, business related travel and/or entertainment expenses; provided, that Executive submits proof of such expenses, with the properly completed forms and supporting receipts and other documentation as prescribed from time to time by the Company, in accordance with the policies applicable to senior executives of the Company generally.
     4. Termination upon Death or Disability.
     4.1 Termination upon Death. If Executive dies during the Term, the obligations of the Company to or with respect to Executive shall terminate in their entirety except as otherwise provide under this Section 4. Upon death, within thirty days: (i) the Executive’s estate or beneficiaries (“Estate”) shall be entitled to receive any Annual Salary and other benefits (including bonuses awarded or declared but not yet paid) earned and accrued under this Agreement prior to the date of termination and reimbursement for expenses incurred prior to the date of termination; (ii) with the exception of the special equity award set forth in subsection (v) hereof, all unvested options and restricted stock shall immediately vest, which together with vested and exercisable options granted to Executive may be exercised or sold, as the case may be, by his Estate for a period equal to the earlier to occur of one (1) year from and after the date of the Executive’s death and the original expiration date of each option as set forth in the respective option agreement relating thereto; (iii) the Estate shall be entitled to receive a pro rata bonus for the year in which Executive’s death occurred (based on the number of days elapsed in the year of the Executive’s death) at the time when such bonus would normally be paid and subject to achievement of the applicable performance criteria established by the Committee; (iv) any and all deferred compensation of Executive shall be promptly paid to the Estate; (v) the special equity award under Section 3.4 of this Agreement shall vest on a pro rata basis, subject to achievement of the agreed upon performance criteria; and (vi) Executive and his Estate shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder. The Company shall provide reasonable assistance and information to the Estate in order that it may exercise any options and/or sell or transfer any other Company equity then held by the Estate.
     4.2 Termination upon Disability. If during the Term Executive by virtue of ill health or other disability is unable to perform substantially and continuously the duties assigned to him for more than 180 consecutive or non-consecutive calendar days out of any consecutive twelve-month period, the Company shall have the right, to the extent permitted by law, to terminate the employment of Executive upon notice in writing to Executive; provided that the Company will have no right to terminate Executive’s employment if, in the opinion of a qualified physician reasonably acceptable to the Company, it is reasonably certain that Executive will be able to resume Executive’s duties on a regular full-time basis within 30 days of the date Executive receives notice of such termination. Upon termination of employment by virtue of disability; (i) the Executive shall be entitled to receive any Annual Salary and other benefits (including bonuses awarded and/or declared but not yet paid) earned and accrued under this Agreement prior to the date of termination and reimbursement for expenses incurred prior to the effective date of the termination of employment as set forth in Section 3.6 hereof; (ii) the Executive shall receive a pro rata bonus under Section 3.3 for the year in which such disability occurred (based on the number of days elapsed in the year prior of the Executive’s disability) at the time such bonus would normally be paid and subject to achievement of the applicable performance criteria; (iii) with the exception of the special equity award set forth in subsection (v) hereof, all unvested options and restricted stock shall immediately vest, which together with fully vested and exercisable Options granted to Executive, may be exercised or sold, as the case may be, by Executive for a period equal to the earlier to occur of one (1) year after the date of Executive’s termination of employment due to disability and the original expiration date of each option as set forth in the respective option agreement relating thereto; (iv) Executive shall receive for a period of two (2) years from the date of termination (A) the Annual Salary that Executive was receiving at the time of such termination of employment, less the gross proceeds paid to Executive on account of Social Security or other similar benefits and Company provided long-term disability insurance, payable in accordance with Section 3.2 hereof; and (B) such continuing coverage under the benefit plans and programs Executive would have received under Section 3.2 hereof as would have applied in the absence of such termination; it being expressly understood and agreed that nothing in this clause (iv) shall restrict the ability of the Company to amend or terminate prospectively such benefits plans and programs from time to time in its sole and absolute discretion; provided, however, that the Company shall in no event be required to provide any coverage contemplated in Section 3.2 hereof after such time as Executive becomes entitled to coverage under the benefit plans and programs of another employer or recipient of

Executive’s services (and provided, further, that such entitlement shall be determined without regard to any individual waivers or other arrangements); (v) Executive shall become vested in and immediately paid any pension or other deferred compensation other than pension or deferred compensation under a plan intended to be qualified under Section 401(a) or 403(a) of the Internal Revenue Code of 1986, as amended (the “IRC”), subject to any required delay in payment under Section 7.1 of this Agreement; (vi) the special equity award under Section 3.4 of this Agreement shall vest on a pro rata basis, subject to achievement of the applicable performance criteria; and (vii) and Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder on or after the termination of employment, or any other rights hereunder.
     5.   Certain Terminations of Employment.
     5.1 Termination for “Cause;“Termination of Employment by Executive Without Good Reason.
     (a) For purposes of this Agreement, “Cause” shall mean: (i) Executive’s conviction of, or plea of guilty or no contest to, a felony or a crime of moral turpitude; (ii) Executive’s commission of unauthorized acts intended to result in Executive’s personal enrichment at the material expense of the Company; (iii) Executive’s material violation of Executive’s primary duties or responsibilities to the Company which constitute willful misconduct or willful dereliction of duty, or the material breach of the covenants contained in Section 6 hereof; or (iv) Executive’s other material breach of this Agreement; provided that the violation or breach shall have continued unremedied for ten (10) days after written notice by the Company to Executive specifying such material breach, which notice shall be provided within 30 days of the event allegedly constituting Cause.
     (b) The Company may terminate Executives employment hereunder during the Term for Cause. If the Company terminates the Executive’s employment for Cause, during the Term (i) the Executive shall receive Annual Salary and other benefits (including bonuses awarded or declared but not yet paid) earned and accrued under this Agreement prior to the effective date of the termination of employment (and reimbursement for expenses incurred prior to the effective date of the termination of employment as set forth in Section 3.6); (ii) all vested and unvested options shall lapse and terminate immediately and may no longer be exercised; (iii) all unvested restricted stock shall be forfeited; and (iv) all earned and unearned performance shares shall lapse and terminate immediately (including the performance shares granted under Section 3.4(b) of this Agreement); and (v) the Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.
     (c) Executive may terminate his employment during the Term upon written notice to the Company which specifies an effective date of termination not less than 30 days from the date of such notice. If Executive terminates his employment during the Term and the termination is not covered by Section 4, 5.2, or 5.3: (i) Executive shall receive Annual Salary and other benefits (including bonuses awarded or declared but not yet paid) earned and accrued under this Agreement prior to the effective date of the termination of employment (and reimbursement for expenses incurred prior to the effective date of the termination of employment as set forth in Section 3.6); (ii) all fully vested and exercisable options granted to Executive may be exercised by Executive for a period of one (1) year after the date of Executive’s effective date of termination (but in no event after the original expiration date of each option as set forth in the respective option agreement relating thereto); (iii) all unvested restricted stock shall be forfeited; (iv) all unearned performance shares shall lapse and terminate immediately (including the performance shares granted under Section 3.4(b) of this Agreement); and (v) Executive shall have no further rights to any compensation or other benefits hereunder on or after the termination of employment, or any other rights hereunder.
     5.2 Termination Without Cause; Termination for Good Reason.
     (a) For purposes of this Agreement, “Good Reason” shall mean the existence of any one or more of the following conditions that shall continue for more than 30 days following written notice thereof by Executive to the Company:
(i)	Subject to Section 2 hereof, the material reduction of or change in Executive’s reporting lines, title(s), authority, duties or responsibilities, or the assignment to Executive of duties materially inconsistent with Executive’s position or positions with the Company;

(ii)	After a Change of Control (as defined in Exhibit A to this Agreement), the relocation of Executive’s principal place of employment of more than 50 miles from his current location immediately prior to the Change of Control, unless such relocation was with Executive’s written consent;

(iii)	the reduction in Executive’s Annual Salary or the Target Bonus Award (it being acknowledged and agreed that the achievement or failure to achieve personal and/or corporate goals may decrease Executive’s bonus achieved in any year and that such failure to achieve the target shall not be deemed to be “Good Reason” hereunder); or

(iv)	the Company’s material and continuing breach of this Agreement.

     (b) The Company may terminate Executive’s employment during the Term at any time for any reason whatsoever. If the Company terminates Executive’s employment without Cause during the Term (and/or the termination is not covered by Section 4, 5.1 or 5.3 hereof), (i) Executive shall receive Annual Salary and other benefits (including bonuses awarded but not yet paid) earned and accrued under this Agreement prior to the effective date of the termination of employment (and reimbursement for expenses incurred prior to the effective date of the termination of employment as set forth in Section 3.6 paid in accordance with the Company’s normal payroll practices); (ii) the Executive shall receive a pro rata bonus for the year in which such termination occurred (based on the number of days elapsed in the year of Executive’s termination of employment) at the time such bonus would normally be paid and subject to achievement of the applicable performance criteria and; (iii) all unvested options and restricted stock shall immediately vest which, together with all fully vested and exercisable Options granted Executive, may, in the case of options, be exercised by Executive for a period ending on the earlier of one (1) year after the date of Executive’s termination and the original expiration date of each option as set forth in the respective option agreement relating thereto; (iv) Executive shall receive for a period of (2) years after termination of employment (A) the Annual Salary, and (B) such continuing coverage under the benefit plans and programs Executive would have received under Section 3.2 hereof as would have applied in the absence of such termination, it being expressly understood and agreed that nothing in this clause (iv) shall restrict the ability of the Company to amend or terminate prospectively such benefits plans and programs from time to time in its sole and absolute discretion; provided, however, that the Company shall in no event be required to provide any coverage contemplated by Section 3.2 hereof after such time as Executive becomes entitled to coverage under the benefit plans and programs of another employer or recipient of Executive’s services (and provided, further, that such entitlement shall be determined without regard to any individual waivers or other arrangements); (v) Executive shall become vested in and immediately paid any pension or other deferred compensation other than pension or deferred compensation under a plan intended to be qualified under Section 401(a) or 403(a) of the IRC, subject to any required delay in payment under Section 7.1 of this Agreement; (vi) with respect to the special equity award granted under Section 3.4(b) of this Agreement, such award shall vest pro rata (based on the number of days elapsed in that year prior to the Executive’s termination of employment), at the time such award would normally have been paid and subject to achievement of the applicable performance criteria; and (vii) Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.
     (c) Executive may terminate Executive’s employment with the Company during the Term for “Good Reason.” If Executive terminates his employment for Good Reason during the Term, (i) Executive shall receive Annual Salary and other benefits (including bonuses awarded but not yet paid) earned and accrued under this Agreement prior to the effective date of the termination of employment (and reimbursement for expenses incurred prior to the effective date of the termination of employment as set forth in Section 3.6 paid in accordance with the Company’s normal payroll practices; (ii) Executive shall receive a pro rata bonus for the year in which such termination occurred (based on the number of days elapsed in the year of Executive’s termination of employment) at the time such bonus would normally be paid and subject to achievement of the applicable performance criteria; (iii) all unvested options and restricted stock shall immediately vest which, together with all fully vested and exercisable Options granted Executive, may, in the case of options, be exercised by Executive for a period ending on the earlier of one (1) year after the date of Executive’s termination and the original expiration date of each option as set forth in the respective option agreement relating thereto; (iv) Executive shall receive for a period of two (2) years after termination of employment, (A) the Annual Salary that Executive was receiving at the time of such termination of employment, and (B) such continuing coverage under the benefit plans and programs Executive would have received under Section 3.2 hereof as would have applied in the absence of such termination, it being expressly understood and agreed that nothing in this clause (iv) shall restrict the ability of the Company to amend or terminate prospectively such benefits plans and programs from time to time in its sole and absolute discretion; provided, however, that the Company shall in no event be required to provide any coverage contemplated by Section 3.2 hereof after such time as Executive becomes entitled to coverage under the benefit plans and programs of another employer or recipient of Executive’s services (and provided, further, that such entitlement shall be determined without regard to any individual waivers or other arrangements); (vi) Executive shall become vested in and immediately paid any pension or other deferred compensation other than pension or deferred compensation under a plan intended to be qualified under Section 401(a) or 403(a) of the IRC, subject to any required delay in payment under Section 7.1 of this Agreement; (vii) with respect to the special equity award granted under Section 3.4(b) of this Agreement, such award shall vest pro rata (based on the number of days elapsed in that year prior to the Executive’s termination of employment) at the time such award would normally have been paid and subject to achievement of the applicable performance criteria, and (viii) Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.
     5.3 Certain Terminations after Change of Control.
     (a) For purposes of this Agreement, “Change of Control” shall be defined as set forth in Exhibit A to this Agreement.
     (b) If a Change of Control occurs during the Term and within the one (1) year period commencing upon a Change of Control, Executive is terminated by the Company or a successor entity and the termination is not covered by Section 4 or 5.1, or, within such one (1) year period, Executive elects to terminate his employment for Good Reason, (i) Executive shall receive Annual Salary and other benefits (including bonuses awarded or declared but not yet paid) earned and accrued under this Agreement prior to the effective date of the termination of employment (and reimbursement for expenses incurred prior to the effective date of the termination of employment as set forth in Section 3.6) paid in accordance with the Company’s normal payroll practices; (ii) the Executive shall receive a pro rata bonus for the year in which such termination occurred (based on the number of days elapsed in that year prior to the Executive’s termination of employment) at the time such bonus would normally be paid and subject to achievement of the applicable performance criteria; (iii) all unvested options and restricted stock shall immediately vest which, together with all fully vested and exercisable Options granted to Executive, may, in the case of options, be exercised by Executive for a period ending on the earlier of one (1) year after the date of Executive’s termination and the original expiration date of each option as set forth in the respective option agreement relating thereto; (iv) for a period of three (3) years following his employment, Executive shall receive (A) the Annual Salary that Executive was receiving at the time of such termination of employment, payable in accordance with Section 3.1 hereof, and (B) such continuing coverage under the benefit plans and programs Executive would have received under Sections 3.2 of this Agreement as would have applied in the absence of such termination; it being expressly understood and agreed that nothing in this clause (iv) shall restrict the ability of the Company to amend or terminate prospectively such plans and programs from time to time in its sole and absolute discretion; provided, however, that the Company shall in no event be required to provide any coverage under Section 3.2 hereof after such time as Executive becomes entitled to coverage under the benefit plans and programs of another employer or recipient of Executive’s services (and provided, further, that such entitlement shall be determined without regard to any individual waivers or other arrangements); (v) Executive shall become vested in and shall be paid any pension or other deferred compensation other than pension or deferred compensation under a plan intended to be qualified under Section 401(a) or 403(a) of the IRC, subject to any required delay in payment under Section 7.1 of this Agreement; (vi) with respect to the special equity award granted under Section 3.4(b) of this Agreement, the award shall vest pro rata (based on the number of days elapsed in that year prior to the Executive’s termination of employment), at the time such award would normally have been paid and subject to achievement of the applicable performance criteria, and (vii) Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment or any other rights hereunder.
     5.4 Retirement Benefits.
     (a) If the Executive’s employment terminates at the end of the Initial Term (or any renewal Term) as a result of either party providing written notice of termination under Section 1 hereof, Executive shall receive a retirement benefit in the cash amount of $1,700,000. If Executive continues to be employed by the Company after the Initial Term, the Executive’s retirement benefit shall increase by 25% of the Annual Salary for each year (or part thereof) he remains with the Company after the Initial Term. In addition, if the Executive is terminated by the Company without Cause or by the Executive for Good Reason, he shall also be entitled to receive, in addition to any amounts payable under Section 5.1 or 5.2 hereunder, an amount equal to the incremental retirement benefit set forth herein.
     (b) The retirement benefit shall be paid in equal monthly installments over a period of five years beginning on the first day of the month following the Executive’s termination of employment. In the event of the Executive’s death prior to the payment of the full amount of the retirement benefit, the remaining installments shall be paid in a lump sum to the last beneficiary designated by the Executive in writing to the Company; if no such beneficiary survives the Executive the lump sum shall be paid to the Executive’s estate.
     (c) In the event that the Executive gives written notice of termination prior to the end of the Initial Term as contemplated by Section 1 hereof, (i) Executive shall receive Annual Salary and other benefits (including bonuses awarded or declared but not yet paid) earned and accrued under this Agreement prior to the effective date of the termination of employment (and reimbursement for expenses incurred prior to the effective date of the termination of employment as set forth in Section 3.6); (ii) all fully vested and exercisable options granted to Executive may be exercised by Executive for a period of one year after the date of Executive’s effective date of termination (but in no event after the original expiration date of each option as set forth in the respective option agreement relating thereto); (iii) all unvested restricted stock shall be forfeited; (iv) all unearned and unrestricted performance shares shall lapse and terminate immediately (including the performance shares granted under Section 3.4(b) of this Agreement); and (v) Executive shall have no further rights to any compensation or other benefits hereunder on or after the termination of employment, or any other rights hereunder.
     6. Covenants of Executive.
     6.1 Covenant Against Competition, Other Covenants. Executive acknowledges that: (i) the principal business of the Company (which, for purposes of this Section 6 shall include the Company and each of its subsidiaries and affiliates) is that defined in the Company’s Annual Reports on Form 10K (the 10-K) for the year ended December 31, 2007 and filed with the U.S. Securities and Exchange Commission each year (such business, as described in the 10-K and as modified each year in its subsequently filed 10-K and any and all other businesses that after the date hereof, and from time to time during the Term, become material with respect to the Company’s then-overall business, herein being collectively refereed to as the “Business”); (ii) the

Company is dependent on the efforts of a certain limited number of persons who have developed, or will be responsible for developing the Company’s Business, (iii) the Company’s Business is national in scope; (iv) Executive’s work for the Company has given and will continue to give him access to confidential affairs and proprietary information of the Company; (v) the covenants and agreements of Executive contained in this Section 6 are essential to the business and goodwill of the Company; and (vi) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 6. Accordingly, Executive covenants and agrees that:
     (a) So long as the Company has not breached this Agreement, at any time during his employment with the Company and ending one (1) year following: (i) termination of Executive’s employment with the Company (irrespective of the reason for such termination); or (ii) payment of any Annual Salary in accordance with Section 4 or 5 hereof (unless such termination is by the Company without Cause and expressly excluding herefrom Section 5.4), whichever occurs last, Executive shall not engage, directly or indirectly (which includes, without limitation owning, managing operating, controlling, being employed by, giving financial assistance to, participating in or being connected in any material way with any person or entity other than the Company), anywhere in the United States in: (A) the Business or (B) any material component of the Business; provided, however, that Executive’s ownership as a passive investor of less than two percent (2%) of the issued and outstanding stock of a publicly held corporation shall not be deemed to constitute competition.
     (b) During and after the period during which Executive is employed, Executive shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, except in connection with the business and affairs of the Company, all non-public confidential matters relating to the Company and/or the Company’s Business, learned by Executive heretofore or hereafter directly or indirectly from the Company (the “Confidential Company Information”), including, without limitation, information with respect to: (i) the strategic plans, budgets, forecasts, intended expansion of product, service or geographic markets of the company and it’s affiliates; (ii) sales figures, contracts agreements, and undertakings with or with respect to the Company’s customers or prospective customers; (iii) profit or loss figures; and (iv) then existing or then prospective customers, clients, suppliers and sources of supply and customer lists, and shall not disclose such Confidential Company Information to anyone outside of the Company except with the Company’s express written consent and except for Confidential Company Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of Executive or is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement by the Company. Notwithstanding the foregoing, this Section 6.1(b) shall not apply to the extent that Executive is acting to the extent necessary to comply with legal process; provided that in the event that the Executive is subpoenaed to testify or to produce any information or documents before any court, administrative agency or other tribunal relating to any aspect pertaining to the Company, he shall immediately notify the Company thereof.
     (c) During the period commencing on the date hereof and ending two (2) years following the later to occur of dates upon which Executive shall cease to be an (i) employee or (ii) an “affiliate,” as defined in Rule 144 promulgated under the Securities Act of 1933, and the rules and regulations promulgated thereunder (as amended, the “1933 Act”), of the Company, Executive shall not, without the Company’s prior written consent, directly or indirectly, solicit or encourage to leave the employment or other service of the Company any employee or independent contractor thereof or hire (on behalf of Executive or any other person, firm, corporation or entity) any employee or independent contractor who has voluntarily left the employment or other service of the Company within one (1) year of the termination of such employee’s or independent contractor’s employment or other service with the Company. During such a one (1) year period, Executive will not, whether for his own account or for the account of any other person, firm, corporation or other entity, intentionally interfere with the Company’s relationship with, or endeavor to entice away from the Company any person who during the Term is or was a customer or client of the Company.
     (d) All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof) made, produced or compiled by Executive or made available to Executive concerning the Business of the Company, including all Confidential Company Information, shall be the Company’s property and shall be delivered to the Company at any time on request.
     6.2 Rights and Remedies upon Breach.
     (a) Executive acknowledges and agrees that any breach by him of any of the provisions of Section 6.1 hereof (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if Executive breaches or threatens to commit a breach of any of the provisions of Section 6.1 hereof, the Company shall have the ability to seek the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity (including, without limitation, the recovery of damages):
     (i) The right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.
     (ii) The right and remedy to require Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by him as the result of any transactions constituting a breach of the Restrictive Covenants, and Executive shall account for and pay over such Benefits to the Company and, if applicable, its affected subsidiaries and/or affiliates.
     (b) Executive agrees that in any action seeking specific performance or other equitable relief, he will not assert or contend that any of the provisions of this Section 6 are unreasonable or otherwise unenforceable. Other than a material breach of this Agreement, the existence of any claim or cause of action by Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants.
     7.  Other Provisions.
     7.1 (a) IRC 409A. This Agreement is intended to meet the requirements of Section 409A of the IRC, and shall be interpreted and construed consistent with that intent. Notwithstanding any other provision of this Agreement, for purposes of any provision of this Agreement providing for the payment of any amounts or the provision of any benefits to the Executive hereunder that is considered to be “deferred compensation” subject to Section 409A of the IRC upon or following a termination of employment:
     (i) A termination of employment shall not be deemed to have occurred unless such termination is also a “separation from service” within the meaning of Section 409A of the IRC and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”
     (ii) If the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B) of the IRC on the date of the Employee’s “separation from service” (the “Separation Date”), then no such payment shall be made or commenced and no such benefits shall be provided during the period beginning on the Separation Date and ending on the date that is six months and one day following the Separation Date or, if earlier, on the date of the Executive’s death, if making such payment and providing such benefits during such period would result in Executive being subject to the additional taxes imposed under Section 409A(a)(1). The amount of any payment or benefit that would otherwise be paid or provided to the Executive during this period shall instead be paid or provided to the Executive on the first business day following the date that is six months and one day following the Separation Date or, if earlier, the date of the Executive’s death.
     (iii) Payments with respect to reimbursements of expenses shall be made promptly, but in any event on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement and the amount of in-kind benefits provided during a calendar year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other calendar year.
     (iv) Notwithstanding the forgoing provisions of this Section 7.1, if a determination is made by the Company or the IRS that the payment of any amount or the provision of any benefits to the Executive hereunder is subject to the additional tax and interest imposed by Section 409A of the IRC, or any interest or penalties with respect to such additional tax (collectively the “409A Tax”), then Company shall make an additional payment to Executive (the “409A Tax Restoration Payment”) in an amount that shall be sufficient to pay any 409A Tax, all income taxes imposed on the 409A Tax Restoration Payment, any 409A Tax imposed on the 409A Tax Restoration Payment, and any interest or penalties imposed with respect to the 409A Tax or 409A Tax Restoration Payment, provided that in no event shall the total 409A Tax Restoration Payments made under this Section 7.1(d) exceed $50,000.
          (b) 280G; Parachute Payments. In the event that the Company anticipates entering into a transaction that may result in a Change of Control (as defined below) of the Company, the Company, to the extent reasonably possible, shall undertake to have payments that would otherwise be “parachute payments” with in the meaning of Section 280G(b)(2) (“Parachute Payments”) of the IRC excluded, pursuant to the provisions of Section 280G(b)(5) from being Parachute Payments. In the event that Parachute Payments, benefits and/or distributions by the Company to or for the benefit of the Executive under this Agreement or otherwise relating to the termination of the Executive’s employment in connection with a Change of Control (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement of otherwise, including any deemed amounts under the IRC resulting from the acceleration of vesting of any stock or stock options) (the “Gross Payments”) constitute Parachute Payments, and, if actually paid or distributed, would be subject to the excise tax imposed by Section 4999 of the IRC, the aggregate amount of the Gross Payments shall be increased in an amount (the “Additional Payment”) such that, after the payment by the Executive of (i) applicable federal, state and local income taxes on the Additional Payment and (ii) excise taxes on the Gross Payments and Additional Payment, the Executive shall retain such Gross Payments and the obligation to pay the applicable federal, state and local income taxes on the Gross Payments.

     7.2 Severability. Executive acknowledges and agrees that: (i) he has had an opportunity to seek advice of counsel in connection with this Agreement; and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions thereof.
     7.3 Duration and Scope of Covenants. If any court or other decision-maker of competent jurisdiction determines that any of Executive’s covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.
     7.4 Enforceability; Jurisdictions. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement that is not resolved by Executive and the Company (or its subsidiaries or affiliates, where applicable), other than those arising under Section 6 thereof, to the extent necessary for the Company (or its subsidiaries or affiliates, where applicable) to avail itself of the rights and remedies provided under Section 6.2 hereof, shall be submitted to arbitration in New York, New York in accordance with New York law and the procedures of the American Arbitration Association. The determination of the arbitrator(s) shall be conclusive and binding on the Company (or its subsidiaries or affiliates, where applicable) and Executive and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.
     7.5 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails as follows:
     (i) If to the Company, to:
BioScrip, Inc.
100 Clearbrook Road
Elmsford, New York 10523
Fax: (914) 460-1661
Attention: General Counsel
     with a copy to:
King & Spalding LLP

1185 Avenue of the Americas
New York, New York 10036-4003
Fax: (212) 556-2222
Attention: Richard A. Cirillo
     (ii) If to the Executive, to:
Richard H. Friedman
     with a copy to:
Wechsler & Cohen LLP
17 State Street
15th Floor
New York, New York 10004
Fax: (212) 847-7955
Attention: David B. Wechsler, Esq.
Any such person may by notice given in accordance with this Section 7.4 to the other parties hereto designate another address or person for receipt by such person of notices hereunder.
     7.6 Entire Agreement. Except as otherwise indicated, this Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, including, without limitation, the Restated Employment Agreement between the parties entered into as of November 29, 2006.
     7.7 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.
     7.8 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.
     7.9 Assignment. This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive and any purported assignment by Executive in violation hereof shall be null and void. In the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, consolidation or otherwise, the Company (without limiting the Executive’s rights under Section 5.3) may assign this Agreement and its rights hereunder.
     7.10 Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding required by law, but with respect to bonus compensation shall only withhold federal taxes at the bonus, or supplemental rate, to the extent permitted by law.
     7.11 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.
     7.12 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.
     7.13 Survival. Anything contained in this Agreement to the contrary not withstanding, the provisions of Sections 5, 6, 7.3 and 7.9, and the other provisions of this Section 7 (to the extent necessary to effectuate the survival of Sections 5, 6, 7.3 and 7.9), shall survive termination of this Agreement and any termination of Executive’s employment hereunder.
     7.14 Existing Agreements. Executive represents to the Company that he is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit him from executing this Agreement or limit his ability to fulfill his responsibilities hereunder.
     7.15 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
     7.16 Mitigation. The Executive shall have no duty to mitigate, and any compensation he may earn from a subsequent employer or entity shall not act as an offset against the Company’s obligations to Executive under thus Agreement.
     7.17 Legal Fees. The Company agrees to pay $10,000 to Executive’s legal counsel for their review and negotiation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

EXECUTIVE:		THE COMPANY:
BIOSCRIP, INC.

By:
/s/ Richard H. Friedman Richard H. Friedman		/s/ Barry A. Posner Barry A. Posner
EVP & General Counsel

Exhibit A
For purposes of this Agreement, “Change of Control” means the occurrence of any one of the following events:
     (a) During any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;
     (b) Any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (b) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (i) by the Company or any Affiliate or Subsidiary, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate or Subsidiary, (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities, (iv) pursuant to a Non-Qualifying Transaction, as defined in paragraph (c), or (v) by any person of or group of Voting Securities from the Company, if a majority of the Incumbent Board approves in advance the acquisition of beneficial ownership of 30% or more of Company Voting Securities by such person or group;
     (c) The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (i) more than 50% of the total voting power of (A) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (B) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (ii) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 30% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (i), (ii) and (iii) above shall be deemed to be a “Non-Qualifying Transaction”);
     (d) The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of a sale of all or substantially all of the Company’s assets; or
     (e) The occurrence of any other event that the Board determines by a duly approved resolution constitutes a Change in Control.
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 30% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

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